Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Donald Takaya (415) 896-6820 dsherk@evcgroup.com dtakaya@evcgroup.com	EVC Group, Inc. Steve DiMattia (646) 201-5445 sdimattia@evcgroup.com

AngioDynamics Reports Fiscal Third Quarter 2008 Financial Results
And Announces Settlement of Patent Litigation with Diomed

•	Sales Increase 52% to $40.7 Million
•	Net Income (including settlement with Diomed) of $4.9 Million and EPS of $0.20
•	Adjusted Income (Non GAAP) of $7.2 Million and Adjusted EPS (Non GAAP) of $0.30 Per Share
•	Record Cash Flow from Operations of $9.9 Million During Quarter
•	Conference Call Begins Today at 4:30 p.m. Eastern Time

QUEENSBURY, N.Y. April 2, 2008 — AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists, nephrologists, and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, today reported financial results for the fiscal third quarter of 2008, which ended on February 29, 2008.

The Company also announced it has entered into a settlement agreement with Diomed Inc. (AMEX: DIO), for the purpose of resolving the patent infringement lawsuit between the companies originally filed in January 2004.  As a result of the settlement, AngioDynamics reduced its litigation provision and recorded a gain, net of costs, of approximately $3.2 million pre-tax, $2.0 million after-tax, and $0.08 in earnings per share, as reflected in the fiscal third quarter results.

AngioDynamics reported $40.7 million in net sales in the fiscal third quarter, a 52% increase over the $26.7 million reported in the third quarter a year ago.  Gross margin rose to 62.2% from 59.6% in the prior year third quarter.  Operating income in the third quarter of 2008 was $7.6 million and net income was $4.9 million, or $0.20 per share, which includes the gain from the settlement with Diomed.  Excluding this gain, operating income was $4.5 million and net income was $ 2.9 million, or $0.12 per share, compared with a net loss of $16.4 million, or $0.88 per share, in the third quarter of 2007.  In last year’s fiscal third quarter, the Company’s net loss included a litigation provision for Diomed and an in-process R&D charge associated with the January 29, 2007 acquisition of RITA Medical Systems.

The Company reported $9.9 million in cash flow from operations in the fiscal third quarter and $20.1 million fiscal year to date -- a nearly six-fold increase over the $3.4 million reported in the prior fiscal year to date period.  Cash and investments totaled $88.8 million at quarter end.

“We continue to generate strong oncology product sales growth this fiscal year -- 26% pro forma growth in the quarter and 24% year to date,” said Eamonn Hobbs, president and chief executive officer.  “Interventional product sales grew 10% on a pro forma basis this quarter, which was a lower growth rate than we expected.  Price competition in the dialysis market, slower sales growth in vascular access and ports products, and delays in shipping our NeverTouch™ VenaCure® procedure kits and the recently launched Centros™ dialysis catheter all had an impact on the Interventional product sales growth during the quarter.  Nonetheless, we were able to significantly improve gross profit margins, maintain healthy operating income and generate nearly $10 million in operating cash flow in the quarter,” added Mr. Hobbs.

“Following a comprehensive internal review of our sales force, competitive position, industry and economic trends and sales strategy, we recently implemented a five-step plan to drive consistent growth.  We believe the keys to achieving consistent growth include additions to our sales force, a more rapid R&D pipeline conversion, tuck-in acquisitions, improved product life-cycle management, and a more focused approach to the national account market.  Our organization is focused on executing this plan,” said Mr. Hobbs.

Of the $40.7 million in third quarter net sales, AngioDynamics products constituted $25.4 million and RITA Medical products constituted $15.3 million.  AngioDynamics product sales grew 12% in the third quarter over the prior year quarter.  On a pro forma basis, RITA Medical product sales grew 17% in the third quarter versus the comparable period a year ago.  Total Company net sales grew 14% in the third quarter on a pro forma basis over the prior year third quarter.

For the nine months of fiscal 2008, net sales were $119.7 million, which is 68% higher than net sales of $71.4 million for the same period of fiscal 2007.  Net income for the nine months of fiscal 2008 was $10.4 million, or $0.43 per diluted share, compared to a net loss of $12.1 million or $0.73 per share in the comparable prior year period.

During the quarter, AngioDynamics highlighted results from a preliminary study of Centros™, a self-centering, tunneled hemodialysis access catheter.  The preliminary results were presented by Dr. Stephen Ash at the International Symposium on Endovascular Therapy in January.  In addition, the Company continues to work with Oncobionic on the Irreversible Electroporation (IRE) development program.  A human malignant prostate clinical trial in Florida began this week  while a similar trial in Italy is now expected to begin this month.

Fiscal 2008 Guidance

The Company’s outlook for fiscal 2008 is as follows:

-- Net sales in the range of $165-$167 million

-- Gross profit margin in the range of 61-62%

-- GAAP operating income in the range of $22-23 million

-- GAAP EPS in the range of $0.58-$0.61

-- Non-GAAP adjusted income of at least $29 million. Non-GAAP adjusted income excludes stock-based compensation, amortization of intangibles, settlement of Diomed patent litigation, and includes the cash benefit from the use of NOLs.

AngioDynamics is currently in the midst of its fiscal 2009 planning process.  As a result, the Company currently expects to provide guidance for fiscal 2009 after the completion of the current fiscal year, which ends May 31, 2008.

Patent Litigation Settlement with Diomed

Under the Settlement Agreement with Diomed, all claims and appeals by each side will be dismissed following a one-time payment of $7 million from AngioDynamics to Diomed in full and final satisfaction of the monetary judgment related to the alleged infringement of U.S. Patent No 6,398,777. Following the March 2007 jury verdict and subsequent monetary judgment award, AngioDynamics recorded a $9.6 million litigation provision in its fiscal third quarter of 2007 and the provision had increased to $10.2 million primarily as a result of interest accrued on the award.

“We elected to end what has been a major distraction for our management team at a cost to our Company that is less than the amount Diomed was awarded by the judge after the jury verdict in late March of last year,” said Mr. Hobbs.  “As a result of the settlement, we will now have additional cash to invest in the growth of our business.”

On January 6, 2004, Diomed filed an action against AngioDynamics and a codefendant over Diomed’s U.S. patent No. 6,398,777, asserting infringement by AngioDynamics’ VenaCure® product line.  On March 28, 2007, a jury ruled in favor of Diomed in the Federal District Court in Boston, Massachusetts.  AngioDynamics had appealed the verdict with the U.S. Court of Appeals, Federal Circuit, and oral arguments were expected to be presented in March or April of this year.  All of these events have been previously disclosed by AngioDynamics.

Conference Call

AngioDynamics management will host a conference call to discuss these announcements today beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial (800) 240-4186 from the U.S. or (303) 262-2139 from outside the U.S.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company's Web site at http://investor.angiodynamics.com. To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software.

A replay will be available on the website. A telephone replay will be available from 7:30 p.m. Eastern time on April 2, 2008 through 11:59 p.m. Eastern time on April 9 by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international) and entering the passcode: 11110709#.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, the Company has reported non-GAAP adjusted income and adjusted EPS. Adjusted income and adjusted EPS excludes amortization of purchased intangibles, stock-based compensation expense (net of tax), and includes the cash benefit from the use of acquired net operating losses.  In addition, the Diomed litigation provision and the related gain on settlement have also been excluded from adjusted income. In the prior fiscal year, non-GAAP adjusted income and EPS also excludes the RITA Medical acquired in process R&D charge.  Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing the Company's performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these activities or items. By using these non-GAAP measures, management believes that investors get a better picture of the performance of the Company's underlying business. Management encourages investors to review the Company's financial results prepared in accordance with GAAP to understand the Company's performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company's financial results. Please see the tables that follow for a reconciliation of GAAP to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as "expects,” “reaffirms” "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except  per share data)

	Three months ended		Nine months ended
	Feb 29,	Mar 3,	Feb 29,	Mar 3,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net sales	$40,725	$26,738	$119,748	$71,372
Cost of sales (1)	15,407	10,789	46,474	29,253
Gross profit	25,318	15,949	73,274	42,119
% of net sales	62.2%	59.6%	61.2%	59.0%

Operating expenses
Research and development (1)	3,955	14,248	10,360	17,512
Sales and marketing (1)	11,725	8,048	33,540	20,467
General and administrative (1)	3,409	3,571	11,604	9,095
Amortization of purchased intangibles	1,777	566	5,006	702
Litigation provision (gain on settlement)	(3,151)	9,600	(3,151)	9,600
Total operating expenses	17,715	36,033	57,359	57,376
Operating income (loss)	7,603	(20,084)	15,915	(15,257)
Other income, net	238	1,045	688	3,263
Income (loss) before income taxes	7,841	(19,039)	16,603	(11,994)
Provision for (benefit from) income taxes	2,951	(2,634)	6,233	59
Net income (loss)	$4,890	$(16,405)	$10,370	$(12,053)

Earnings per common share
Basic	$0.20	$(0.88)	$0.43	$(0.73)
Diluted	$0.20	$(0.88)	$0.43	$(0.73)

Weighted average common shares
Basic	24,123	18,694	24,042	16,613
Diluted	24,404	18,694	24,343	16,613

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Nine months ended
	Feb 29,	Mar 3,	Feb 29,	Mar 3,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
(1) Includes stock-based compensation charges of:

Cost of sales	$164	$128	$479	$318
Research and development	208	174	611	439
Sales and marketing	377	301	1,102	677
General and administrative	363	409	1,466	996
Total stock-based compensation	1,112	1,012	3,658	2,430
Less: tax benefit	(336)	(326)	(1,113)	(822)
Net stock-based compensation	$776	$686	$2,545	$1,608

Reconciliation of Net Income to non-GAAP adjusted income:

Net income (loss)	$4,890	$(16,405)	$10,370	$(12,053)

Stock-based compensation	1,112	1,012	3,658	2,430
Amortization of purchased intangibles	1,777	566	5,006	702
Cash benefit from use of NOL's	1,724	-	4,714	-
Litigation provision (gain on settlement)	(3,151)	9,600	(3,151)	9,600
Acquired in process R&D	-	12,100	-	12,100
Adjusted income before taxes	6,352	6,873	20,597	12,779
Effect of income taxes	855	(3,974)	78	(4,470)
Adjusted income	$7,207	$2,899	$20,675	$8,309

Adjusted income per common share
Basic	$0.30	$0.16	$0.86	$0.50
Diluted	$0.30	$0.16	$0.85	$0.50

Weighted average common shares
Basic	24,123	18,694	24,042	16,613
Diluted	24,404	18,694	24,343	16,613

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended		Nine months ended
	Feb 29,	Mar 3,	Feb 29,	Mar 3,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net Sales by Product Category
Interventional Products	$31,344	$24,506	$92,382	$69,140
Oncology Products	9,381	2,232	27,366	2,232
Total	$40,725	$26,738	$119,748	$71,372

Net Sales by Geography
United States	$37,021	$25,248	$108,617	$68,071
International	3,704	1,490	11,131	3,301
Total	$40,725	$26,738	$119,748	$71,372

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Feb 29,	Jun 2,
	2008	2007
	(unaudited)	(2)
Assets
Current Assets
Cash and cash equivalents	$43,646	$28,313
Restricted cash	10,981	1,786
Marketable securities	34,206	43,191
Total cash and investments	88,833	73,290

Receivables, net	22,762	20,798
Inventories, net	25,324	28,007
Deferred income taxes	1,084	2,247
Prepaid expenses and other	2,622	2,957
Total current assets	140,625	127,299

Property, plant and equipment, net	19,919	16,832
Intangible assets, net	47,203	49,148
Goodwill	154,430	153,787
Deferred income taxes	25,492	29,289
Other non-current assets	9,270	6,926
Total Assets	$396,939	$383,281

Liabilities and Stockholders' Equity
Current portion of long-term debt	$10,040	$315
Litigation provision	7,000	9,790
Other current liabilities	19,189	20,103
Long-term debt, net of current portion	7,160	17,115
Total Liabilities	43,389	47,323

Stockholders' equity	353,550	335,958
Total Liabilities and Stockholders' Equity	$396,939	$383,281

Shares outstanding	24,178	23,962

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Nine months ended
	Feb 29,	Mar 3,
	2008	2007
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$10,370	$(12,053)
Depreciation and amortization	6,689	1,750
Tax benefit from exercise of stock options	223	611
Deferred income taxes	4,901	(4,395)
Stock-based compensation	3,658	2,430
Litigation provision (gain on settlement)	(3,151)	9,600
Purchased research and development expense	-	12,100
Other	602	71
Changes in operating assets and liabilities
Receivables	(2,242)	1,003
Inventories	1,881	(4,734)
Accounts payable and accrued liabilities	(637)	(3,281)
Other	(2,162)	335
Net cash provided by operating activities	20,132	3,437

Cash flows from investing activities:
Additions to property, plant and equipment	(4,792)	(2,970)
Acquisition of intangible assets and business	(3,471)	(29,990)
Change in restricted cash	(9,195)	(3,416)
Purchases of marketable securities, net	9,650	(2,989)
Net cash used in investing activities	(7,808)	(39,365)

Cash flows from financing activities:
Repayment of long-term debt	(230)	(135)
Issuance of long term debt	-	5,000
Proceeds from exercise of stock options and ESPP	3,209	3,911
Other	30	1,162
Net cash provided by financing activities	3,009	9,938
Increase (decrease) in cash and cash equivalents	15,333	(25,990)

Cash and cash equivalents
Beginning of period	28,313	64,042
End of period	$43,646	$38,052